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Exhibit 99(T3F)

APPLIED EXTRUSION TECHNOLOGIES, INC.*

Reconciliation and tie between Trust Indenture Act
of 1939 and Indenture, dated as of            , 2005

Trust Indenture Act Section		Indenture Section
§ 310	(a)(1) (a)(2) (b)	607 607 608
§ 312	(c)	701, 702
§ 314	(a)(4) (c)(1) (c)(2) (e)	1008(a) 103 103 103
§ 315	(b)	601
§ 316	(a) (last sentence) (a)(1)(A) (a)(1)(B) (b) (c)	101 ("Outstanding") 502, 512 513 508 105(d)
§ 317	(a)(1) (a)(2) (b)	503 504 1003
§ 318	(a) (c)	112 112

*
This cross reference table shall not, for any purpose, be deemed to be part of the Indenture.

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APPLIED EXTRUSION TECHNOLOGIES, INC.